Exhibit 10.10

HOMEFEDERAL BANK
SECOND AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT
FOR S. ELAINE POLLERT

THIS SECOND AMENDED & RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT (the “Agreement”) is adopted this 27th day of July, 2007, by and between HOMEFEDERAL BANK f/k/a HOME FEDERAL SAVINGS BANK, a State chartered bank located in Columbus, Indiana (the “Bank”) and S. Elaine Pollert (the “Executive”).

The Bank and the Executive executed an Executive Supplemental Retirement Income Agreement on June 23, 1992, and amended it several times (the “First Agreement”).  The parties amended and restated the First Agreement on April 1, 2001 (the “Second Agreement”).  The parties then entered into an additional Supplemental Executive Retirement Agreement on effective July 1, 2005 (the “Third Agreement”).  The First, Second and Third Agreements are referred to collectively herein as the “Prior Agreements.”

The parties intend this Amended and Restated Agreement to be a material modification and combination of the Prior Agreements such that all amounts earned and vested prior to December 31, 2004 shall be subject to the provisions of Section 409A of the Code and the regulations promulgated thereunder.

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development, and future business success of the Bank.  This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 4.

1.2
“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.3	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.4	“Code” means the Internal Revenue Code of 1986, as amended.

1.5	“Corporation” means Home Federal Bancorp, an Indiana corporation, and the sole shareholder of the Bank.

1.6
“Disability” means Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.  Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank.  Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.7	“Effective Date” means January 1, 2005.

1.8	“Normal Retirement Age” means the Executive attaining age fifty (50).

1.9	“Normal Retirement Date” means the later of Normal Retirement Age or Separation from Service.

1.9	“Plan Administrator” means the plan administrator described in Article 6.

1.10
“Plan Year” means each twelve-month period commencing on July 1 and ending on June 30 of each year.  The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following June 30, 2006.

1.11
“Separation from Service” means the termination of the Executive’s employment with the Bank for reasons other than death.  Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment.  A termination of employment will be considered to have occurred if it is reasonably anticipated that:

(a)	the Executive will not perform any services for the Bank after Termination of Employment, or

(b)
the Executive will continue to provide services to the Bank at an annual rate that is less than fifty percent (50%) of the bona fide services rendered during the immediately preceding twelve (12) months of employment.

1.12	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank or any entity required to be aggregated with the Bank under Section 414(b) or 414(c) of the Code is publicly traded on an established securities market or otherwise.

1.13	“Termination for Cause” means Separation from Service for:

(a)	Personal dishonesty; or
(b)	Incompetence; or
(c)	Willful misconduct; or
(d)	Breach of fiduciary duty involving personal profit; or
(e)	Intentional failure to perform stated duties; or
(f)	Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

Article 2
Distributions During Lifetime

2.1	Retirement Benefit. Upon the Normal Retirement Date, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is Fifty Thousand Dollars ($50,000).

2.1.2
Distribution of Benefit.  The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Normal Retirement Date.  The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.2
Disability Benefit.  If the Executive experiences a Disability which results in a Separation from Service prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1	Amount of Benefit. The annual benefit under this Section 2.2 is Fifty Thousand Dollars ($50,000).

2.2.2
Distribution of Benefit.  The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing within sixty (60) days following Separation from Service due to such Disability.  The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.3
Restriction on Timing of Distribution.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service;

provided, however, that the six (6) month delay required under this Section 2.3 shall not apply to the portion of any payment resulting from the Executive’s “involuntary separation from service” (as defined in Treas. Reg. § 1.409A-1(n) and including a “separation from service for good reason,” as defined in Treas. Reg. § 1.409A-1(n)(2)) that (a) is payable no later than the last day of the second year following the year in which the separation from service occurs, and (b) does not exceed two times the lesser of (i) the Executive’s annualized compensation for the year prior to the year in which the separation from services occurs, or (ii) the dollar limit described in Section 401(a)(17) of the Code.  Therefore, in the event this Section 2.3 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Separation from Service shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service.  All subsequent distributions shall be paid in the manner specified.

2.4
Distributions Upon Income Inclusion Under Section 409A of the Code.  Upon the inclusion of any amount into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the amount the Bank has accrued with respect to the Bank’s obligations hereunder, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

2.5	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;
(b)
must, for benefits distributable under Sections 2.1 and 2.2, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the election is made.

Article 3
Distribution at Death

3.1
Death During Active Service.  If the Executive dies while in the active service of the Bank, the Bank shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of the benefits under Article 2.

3.1.1	Amount of Benefit. The benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.

3.1.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Beneficiary in twelve (12) equal monthly installments commencing within sixty

(60) days following receipt by the Bank of the Executive’s death certificate.  The annual benefit shall be distributed to the Beneficiary for fifteen (15) years.

3.2
Death During Distribution of a Benefit.  If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts they would have been distributed to the Executive had the Executive survived.

3.3
Death After Separation from Service But Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, the Bank shall distribute to the Beneficiary the same benefits that the Executive was entitled to prior to death except that the benefit distributions shall commence within sixty (60) days following receipt by the Bank of the Executive’s death certificate.

3.4
Burial Benefit.  In addition to the above-described death benefits, the Executive’s Beneficiary shall be entitled to a one-time lump sum death benefit in the amount of Fifteen Thousand Dollars ($15,000).  The payment shall be made within thirty (30) days following receipt by the Bank of the Executive’s death certificate.

Article 4
Beneficiaries

4.1
Beneficiary.  The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive.  The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Bank in which the Executive participates.

4.2
Beneficiary Designation: Change.  The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent.  The Executive's beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.  The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4
No Beneficiary Designation.  If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary.  If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive's estate.

4.5
Facility of Distribution.  If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Any distribution of a benefit shall be a distribution for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 5
General Limitations

5.1
Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive’s employment with the Bank is terminated due to a Termination for Cause.

5.2
Suicide or Misstatement.  No benefits shall be distributed if the Executive commits suicide within two years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.

5.3
Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.4
Excess Parachute or Golden Parachute Payment.  Notwithstanding any provision of this Agreement to the contrary, to the extent any distributions, if made, would be treated as an “excess parachute payment” under Section 280G of the Code, the Bank shall reduce or delay the distributions to the extent it would not be an excess parachute payment.

Article 6
Administration of Agreement

6.1
Plan Administrator Duties.  This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or persons as the Board shall appoint.  The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Section 409A of the Code and regulations thereunder.

6.2
Agents.  In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

6.3
Binding Effect of Decisions.  The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.4
Indemnity of Plan Administrator.  The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

6.5
Bank Information.  To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

Article 7
Claims And Review Procedures

7.1
Claims Procedure.  An Executive or Beneficiary (“Claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1	Initiation – Written Claim. The Claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant.  All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

7.1.2
Timing of Plan Administrator Response.  The Plan Administrator shall respond to such Claimant within 90 days after receiving the claim.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the Claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3
Notice of Decision.  If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the Claimant in writing of such denial.  The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant.  The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed;
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and
(e)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

7.2.1
Initiation – Written Request.  To initiate the review, the Claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2
Additional Submissions – Information Access.  The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Plan Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

7.2.3
Considerations on Review.  In considering the review, the Plan Administrator shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4
Timing of Plan Administrator Response.  The Plan Administrator shall respond in writing to such Claimant within 60 days after receiving the request for review.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the Claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5
Notice of Decision.  The Plan Administrator shall notify the Claimant in writing of its decision on review.  The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant.  The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)
A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8
Amendments and Termination

8.1
Amendments.  This Agreement may be amended only by a written agreement signed by the Bank and the Executive.  However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative or tax law, including without limitation Section 409A of the Code and any and all regulations and guidance promulgated thereunder.

8.2
Plan Termination Generally.  The Bank may unilaterally terminate this Agreement at any time.  The benefit shall be the amount the Bank has accrued with respect to the Bank’s obligations hereunder as of the date the Agreement is terminated.  Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement.  Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 8.2, if the Bank terminates this Agreement in the following circumstances:

(a)
Within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of the Bank or of the Corporation, or in the ownership of a substantial portion of the assets of the Bank or of the Corporation as described in Section 409A(2)(A)(v) of the Code, provided that termination of this Agreement was effected through an irrevocable action taken by the Bank and provided further that all distributions are made no later than twelve (12) months following such termination of the Agreement and that all the Bank's arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)
Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive's gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)
Upon the Bank’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, provided further that the termination of this Agreement does not occur proximate to the downturn in the financial health of the Bank and provided further that the Bank does not adopt any new non-account balance plans for a minimum of three (3) years following the date of such termination;

then the Bank may distribute the amount the Bank has accrued with respect to the Bank’s obligations hereunder, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

Article 9
Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

9.2
No Guarantee of Employment.  This Agreement is not a contract for employment.  It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive.  It also does not require the

Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4
Tax Withholding and Reporting.  The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.  The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).  Further, the Bank shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Indiana, except to the extent preempted by the laws of the United States of America.

9.6
Unfunded Arrangement.  The Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement.  The benefits represent the mere promise by the Bank to distribute such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Executive's life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

9.7
Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement.  Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

9.8
Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9
Interpretation.  Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10
Alternative Action.  In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative acts do not subject the Executive to tax under Section 409A of the Code.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12
Validity.  In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13
Notice.  Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

HomeFederal Bank
Attention: CEO
501 Washington Street
Columbus, IN 47201

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

9.14
Compliance with Section 409A.  This Agreement shall at all times be operated and interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

Executive:	HOMEFEDERAL BANK

/s/ S. Elaine Pollert	By	/s/ Melissa A. McGill
S. Elaine Pollert	Title	SVP / Controller

HOMEFEDERAL BANK
Supplemental Executive Retirement Agreement
BENEFICIARY DESIGNATION FORM

{  }           New Designation
{  }           Change in Designation

I, __________________________, designate the following as Beneficiary under the Agreement:

Primary: ___________________________________________________________ ___________________________________________________________	_____% _____%
Contingent: ___________________________________________________________ ___________________________________________________________	_____% _____%

Notes:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.
•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
•	To name your estate as Beneficiary, please write “Estate of [your name]”.
•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death.  I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:              _______________________________

Signature:      _______________________________                        Date:    __________

Received by the Plan Administrator this ________ day of ___________________, 2___

By:            _________________________________

Title:         _________________________________